Exhibit 5.2

23 March 2010

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke HM 08 Bermuda	DIRECT LINE: 441 299 4942 E-MAIL: CAROL.CLARKE@CONYERSDILLANDPEARMAN.COM OUR REF: CZC/ET/337022/CORPDOC321940 YOUR REF:

Dear Sirs

AXIS Capital Holdings Limited (the “Company”)

We have acted as special Bermuda legal counsel to AXIS Capital Holdings Limited in connection with a registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 18 March 2010 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) relating to the guarantee of the Company of certain debt securities of AXIS Specialty Finance LLC, a Delaware limited liability company (“AXIS Specialty”) and a wholly-owned subsidiary of the Company (the “Securities”). The Securities being issued and sold from time to time as set forth in the Registration Statement and pursuant to the Securities Act, being $500 million aggregate principal amount of AXIS Specialty’s 5.875% Senior Notes due 2020 (the “Notes”), unconditionally guaranteed by the Company, are being offered and sold pursuant to the Prospectus dated 18 March 2010 as supplemented by the Prospectus Supplement dated 18 March 2010 (together, the “Prospectus”), filed by the Company and AXIS Specialty with the Commission under the Securities Act and pursuant to an underwriting agreement dated 18 March 2010 among, inter alia, the Company, AXIS Specialty and the several underwriters named therein.

The Notes are being issued under the Senior Indenture dated as of 23 March 2010 (the “Senior Indenture”), between the Company, as guarantor, AXIS Specialty, as issuer and The Bank of New York Mellon Trust Company, N.A., as trustee.

For the purposes of giving this opinion, we have examined the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	a copy of that certain underwriting agreement dated as of 18 March 2010 among, inter alia, the Company, AXIS Specialty and Barclays Capital Inc., Deutsche Bank Securities Inc., and Wells Fargo Securities LLC (each for themselves and as Representative of the Underwriters);

(iv)	a copy of the Senior Indenture containing the guarantee issued by the Company; and

(v)	a form of the certificate representing the Notes.

The document listed in item (iv) above are herein is sometimes referred to as the “Document” (which term does not include any other instrument or agreement whether or not specifically referenced to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on 17 March 2010, a copy of an extract of minutes of a meeting of the board of directors of the Company (the “Board”) held on 4 March 2010 and a copy of an extract of minutes of a meeting of the Finance Committee of the Board held on 3 March 2010 and a copy of an extract of resolutions of the Pricing Committee of the Board adopted via written consent on 18 March 2010 (together, the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Document, other than the Company, to enter into and perform its respective obligations under the Document; (d) the due execution and delivery of the Document by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Document, the Registration Statement, the Prospectus and other documents reviewed by us; (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended or supplemented ; (g) that at all material times the Company is and will be solvent and will be able to pay its liabilities as they become due and where any act is required to be performed by the Company under the Document, it will be preformed in accordance with applicable Bermuda law; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Document in accordance with its terms; (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Document to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York (the “Foreign Courts”), the waiver of any objection related to inconvenient forum and the appointment of an agent for service of process; (k) that none of the parties to the Document has carried on or will carry on activities, other than the performance of its respective obligations under the Document, which would constitute the carrying on of investment business in or from Bermuda; (l) that none of the parties to the Document, other than the Company, will perform its obligations under the Document, in or from Bermuda; and (m) that on the date of entering into the Document the Company is and after entering into the Document will be able to pay its liabilities as they become due.

The obligations of the Company under the Document (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing as an exempted company under the laws of Bermuda in good standing (meaning solely that the relevant company has not failed to make any required filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Document. The Document has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on 23 March 2010 and to the references to our firm under the caption, “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the categories of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman